Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

N-2

BUTTONWOOD FIRST ACCESS FUND LTD.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of Common Stock	(1)	457(o)		$	$1,000,000.00	0.0001381	$138.10

Total Offering Amounts:							$1,000,000.00		138.10
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$138.10

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Offering Note(s)

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933, as amended, solely for the purposes of the registration fee.